Exhibit 15.1

GRIT BXNG AT HOME, Inc.

Code of Conduct and Ethics

The Board of Directors of GRIT BXING AT HOME, INC., a Delaware corporation (the “Company”) has adopted this Code of Conduct and Ethics (this “Code”) to:

1.	Promote honest and ethical conduct, including fair dealing and the ethical handling of conflicts of interest;
2.	Promote full, fair, accurate, timely and understandable disclosure;
3.	Promote compliance with applicable laws and governmental rules and regulations;
4.	Ensure the protection of the Company’s legitimate business interests, including corporate opportunities, assets and confidential information; and
5.	Deter wrong doing.

All directors, officers and employees of the Company are expected to be familiar with this Code and to adhere to those principles and procedures set forth in this Code that apply to them. The policies and procedures set forth in the Company’s Code of Ethics for Financial Management and the Company’s Employee Manual are separate requirements and are not part of this Code. For purposes of this Code, the Code of Ethics and Conduct Contact Person is the Chief Operating Officer.

From time to time, the Company may waive some provisions of this Code. Any waiver for executive officers or directors of the Company, however, may be made only by the Board of Directors.

I. Honest and Candid Conduct

Each director, officer and employee owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest and candid. Deceit and subordination of principle are inconsistent with integrity.

Each director, officer and employee must:

1.	Act with integrity, including being honest and candid while still maintaining the confidentiality of information where required or consistent with the Company’s policies;
2.	Observe both the form and spirit of laws and governmental rules and regulations, accounting standards and Company policies; and
3.	Adhere to a high standard of business ethics.

II. Conflicts of Interest

A conflict of interest occurs when an individual’s private interest interferes or appears to interfere with the interests of the Company. A conflict of interest can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. For example, a conflict of interest would arise if a director, officer or employee, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should be discussed with the director of human resources.

In particular, clear conflict of interest situations involving directors, executive officers and other employees who occupy supervisory positions or who have discretionary authority in dealing with third parties may include the following:

1.	Any significant ownership interest in any supplier or customer;
2.	Any consulting or employment relationship with any supplier, customer or competitor;
3.	Any outside business activity that detracts from an individual’s ability to devote appropriate time and attention to his or her responsibilities with the Company;
4.	The receipt of non-nominal gifts or excessive entertainment from any company with which the Company has current or prospective business dealings;
5.	Being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member; and
6.	Selling anything to the Company or buying anything from the Company, except on the same terms and conditions as unrelated third parties are permitted to so purchase or sell.

Such situations, if material, should always be discussed with the Director of Human Resources or the Secretary of the Company. Service to the Company should never be subordinated to personal gain and advantage. Conflicts of interest should, whenever possible, be avoided. Anything that would present a conflict for a director, officer or employee would likely also present a conflict if it is related to a member of his or her family.

III. Disclosure

Each director, officer or employee involved in the Company’s disclosure process is required to be familiar with and comply with the Company’s disclosure controls and procedures and internal control over financial reporting, to the extent relevant to his or her area of responsibility, so that the Company’s public reports and documents filed with the Securities and Exchange Commission (“SEC”) comply in all material respects with the applicable federal securities laws and SEC rules.

In addition, each such person having direct or supervisory authority regarding these SEC filings or the Company’s other public communications concerning its general business, results, financial condition and prospects should, to the extent appropriate within his or her area of responsibility, consult with other Company officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

Each director, officer or employee who is involved in the Company’s disclosure process must:

1.	Familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company;
2.	Not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators and self-regulatory organizations; and
3.	Properly review and critically analyze proposed disclosure for accuracy and completeness (or, where appropriate, delegate this task to others).

IV. Compliance

It is the Company’s policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each employee, officer and director to adhere to the standards and restrictions imposed by those laws, rules and regulations.

It is against Company policy and in many circumstances illegal for a director, officer or employee to profit from undisclosed information relating to the Company or any other company. Any director, officer or employee may not purchase or sell any of the Company’s securities while in possession of material nonpublic information relating to the Company. Also, any director, officer or employee may not purchase or sell securities of any other company while in possession of any material nonpublic information relating to that company.

Any director, officer or employee who is uncertain about the legal rules involving a purchase or sale of any Company securities or any securities in companies that he or she is familiar with by virtue of his or her work for the Company, should consult with the Company’s Chief Financial Officer.

In addition, the Company and its employees in all countries must comply with the U.S. Foreign Corrupt Practices Act (the “FCPA”). In general, the FCPA prohibits improper payments to government officials for the purpose of obtaining or keeping business or improperly influencing government action.  The anti-bribery prohibition applies to corrupt payments made directly or indirectly, through a third party.  In addition to the FCPA, the Company and its employees are required to comply with anti-bribery laws in other parts of the world, such as the UK Bribery Act, to which they or the company are subject.

V. Reporting and Accountability

The Board of Directors is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Any director, officer or employee who becomes aware of any existing or potential violation of this Code is required to notify the Code of Ethics and Conduct Contact Person promptly. Failure to do so itself is a violation of this Code.

Any questions relating to how this Code should be interpreted or applied should be addressed to the Code of Ethics and Conduct Contact Person. A director, officer or employee who is unsure of whether a situation violates this Code should discuss the situation with the Code of Ethics and Conduct Contact Person to prevent possible misunderstandings and embarrassment at a later date.

Each director, officer or employee must:

1.	Notify the Code of Ethics and Conduct Contact Person promptly of any existing or potential violation of this Code; and
2.	Not retaliate against any other director, officer or employee for reports of potential violations that are made in good faith.

The Board of Directors shall take all action they consider appropriate to investigate any violations reported to them. If a violation has occurred, the Company will take such disciplinary or preventive action as it deems appropriate.

VI. Corporate Opportunities

Directors, officers and employees owe a duty to the Company to advance the Company’s business interests when the opportunity to do so arises. Directors, officers, and employees are prohibited from taking (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information or position, unless the Company has already been offered the opportunity and turned it down. More generally, directors, officers and employees are prohibited from using corporate property, information or position for personal gain and from competing with the Company.

Sometimes the line between personal and Company benefits is difficult to draw, and sometimes there are both personal and Company benefits in certain activities. Directors, officers and employees who intend to make use of Company property or services in a manner not solely for the benefit of the Company should consult beforehand with the Code of Ethics and Conduct Contact Person.

VII. Confidentiality

In carrying out the Company’s business, directors, officers and employees often learn confidential or proprietary information about the Company, its customers, and suppliers. Directors, officers and employees must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated. Confidential or proprietary information of the Company, and of other companies, includes any non-public information that would be harmful to the relevant company or useful or helpful to competitors if disclosed.

VIII. Fair Dealing

We have a history of succeeding through honest business competition. We do not seek competitive advantages through illegal or unethical business practices. Each director, officer and employee should endeavor to deal fairly with the Company’s customers, service providers, suppliers, competitors and employees. No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

IX. Protection and Proper Use of Company Assets

All directors, officers and employees should protect the Company’s assets and ensure their efficient use. All Company assets should be used only for legitimate business purposes.

X. Code of Ethics for Financial Management

The mission of the Company includes the promotion of professional conduct in the practice of its financial management. Those persons responsible for financial management at the Company hold an important and elevated role in corporate governance in that they are uniquely capable and empowered to ensure that the interests of all those involved with the Company – including stockholders, employees, customers, and the public – are appropriately balanced, protected and preserved.

This Section X of the Code of Ethics provides principles for those persons responsible for the Company’s financial management. These persons are expected to adhere to these principles and advocate them. These principles embody rules regarding individual and peer responsibilities, as well as responsibilities to other employees, the public and stockholders. Any violations of this Code of Ethics may result in disciplinary action.

All those persons responsible for financial management at the Company will:

1.	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.
2.	Provide public disclosure of information that is accurate, complete, objective, relevant, timely and understandable.
3.	Comply with rules and regulations of federal, state and local governments, and other appropriate private and public regulatory agencies.
4.	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated.
5.	Respect the confidentiality of information acquired in the course of one’s work except when authorized or otherwise legally obligated to disclose.
6.	Confidential information acquired in the course of one’s work will not be used for personal advantage.
7.	Share knowledge and maintain skills important and relevant to the Company.
8.	Proactively promote and be an example of ethical behavior as a responsible partner among peers, in the work environment and the community.
9.	Achieve responsible use of and control over all assets and resources employed or entrusted.

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